UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2021

LIBERTY BROADBAND CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36713	47-1211994
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which traded
Series A common stock	LBRDA	The Nasdaq Stock Market LLC
Series C common stock	LBRDK	The Nasdaq Stock Market LLC
Series A Cumulative Redeemable preferred stock	LBRDP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 12, 2021, a bankruptcy remote wholly owned subsidiary (“SPV”) of Liberty Broadband Corporation (the “Company”) entered into Amendment No. 4 to Margin Loan Agreement and Amendment No. 4 to Collateral Account Control Agreement (the “Fourth Amendment”), which amends SPV’s margin loan agreement, dated as of August 31, 2017 (as amended by Amendment No. 1 to Margin Loan Agreement, dated as of August 24, 2018, as further amended by Amendment No. 2 to Margin Loan Agreement and Amendment No. 1 to Collateral Account Control Agreement, dated August 19, 2019, and as further amended by Amendment No. 3 to Margin Loan Agreement and Amendment No. 2 to Collateral Account Control Agreement, dated August 12, 2020, and as otherwise amended, supplemented or modified from time to time, the “Existing Margin Loan Agreement”; the Existing Margin Loan Agreement, as amended by the Fourth Amendment, the “Margin Loan Agreement”), with BNP Paribas, New York Branch (as successor to the Prior Administrative Agent (as defined in the Margin Loan Agreement)), as the administrative agent, BNP Paribas (as successor to the Original Calculation Agent (as defined in the Margin Loan Agreement)), as the calculation agent, the lenders party thereto and, for the limited purposes set forth therein, U.S. Bank National Association, as securities intermediary.  Upon the effectiveness of the Fourth Amendment (the date on which such effectiveness occurred, the “Fourth Amendment Effective Date”), the Margin Loan Agreement provided for (x) a term loan credit facility in an aggregate principal amount of $1.15 billion (the “Term Loan Facility” and proceeds of such facility, the “Term Loans”), (y) a revolving credit facility in an aggregate principal amount of $1.15 billion (the “Revolving Loan Facility” and proceeds of such facility, the “Revolving Loans”; the Revolving Loans, collectively with the Term Loans, the “Loans”) and (z) an uncommitted incremental term loan facility in an aggregate principal amount of up to $200 million.  No additional borrowings under the Margin Loan Agreement were made on the Fourth Amendment Effective Date and, after giving effect to the transactions occurring on such date, there were (i) $1.15 billion in Term Loans outstanding under the Term Loan Facility and (ii) $0.00 of Revolving Loans outstanding. SPV’s obligations under the Margin Loan Facility are secured by first priority liens on the shares of Charter Communications, Inc. owned by SPV.

The Fourth Amendment amends the Existing Margin Loan Agreement to provide for, among other things, (i) the extension of the scheduled maturity date for the Margin Loan Agreement to May 12, 2024 (the “Maturity Date”), (ii) the reclassification of the existing loans and commitments into the Term Loan Facility and the Revolving Loan Facility, as applicable, (iii) the availability of the Revolving Loan Facility from the Fourth Amendment Effective Date to but excluding the earlier of (x) the date that is five Business Days prior to the Maturity Date and (y) the date of termination of all of the Revolving Loan Facility commitments, (iv) customary LIBOR replacement provisions, (v) a decrease in the Base Spread (as defined below) applicable to all loans funded under the Margin Loan Agreement as set forth therein, (vi) the establishment of Revolving Loan Facility commitment fees applicable to any undrawn Revolving Loan Facility commitments and (vii) certain conforming changes related to the foregoing.  On the Fourth Amendment Effective Date, substantially simultaneously but after the effectiveness of the Fourth Amendment, the Borrower repaid $850 million of outstanding Revolving Loans.

The borrowings under the Revolving Loan Facility are subject to certain customary conditions precedent.  The Loans will accrue interest at a rate equal to the 3-month LIBOR rate plus a per annum spread (the “Base Spread”) (unless and until the replacement of such rate as provided for under the Margin Loan Agreement).

The description of the Fourth Amendment set forth above is qualified in its entirety by reference to the Fourth Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Item 7.01. Regulation FD Disclosure.

On May 12, 2021, the Company announced that it will be holding its virtual Annual Meeting of Stockholders on Wednesday, May 26, 2021 at 9:00 a.m. M.T. The record date for the meeting is 5:00 p.m., New York City time, on March 31, 2021. After the meeting, John Malone, Chairman of the Company, and Greg Maffei, President and Chief Executive Officer of the Company, will be available for a Q&A session. During the Q&A session, the Company may make observations regarding its financial performance and outlook.

This Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 are being furnished to the Securities and Exchange Commission under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed "filed" for any purpose.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 12, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2021

LIBERTY BROADBAND CORPORATION

By:	/s/ Wade Haufschild
Name: Wade Haufschild
Title: Senior Vice President

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